ARTICLES OF AMENDMENT

OF

JX Luxventure Limited
Reg. No. 52900

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was filed in
accordance with Section 5 of the
Business Corporations Act on

NON RESIDENT

April 25, 2023

Peggy Yeung
Deputy Registrar

ARTICLES OF AMENDMENT
TO THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
JX LUXVENTURE LIMITED
PURSUANT TO SECTION 90 OF THE MARSHALL ISLANDS BUSINESS
CORPORATIONS ACT

The undersigned, Sun Lei, the Chief Executive Officer of JX Luxventure Limited, a corporation incorporated under the laws of the Republic of the Marshall Islands (the "Corporation"), for the purpose of amending the Amended and Restated Articles of Incorporation of said Corporation pursuant to Section 90 of the Business Corporations Act, as amended ("BCA"), hereby certifies that:

1. The name of the Corporation is JX Luxventure Limited.

2. The Articles of Incorporation of the Corporation were filed with the Registrar of Corporations on January 26, 2012. The Articles of Incorporation were amended by Articles of Amendment filed on March 22, 2012; were subsequently amended and restated in their entirety on October 30, 2012, and were further amended on October 31, 2014, February 3, 2017, June 21, 2021, and October 4, 2021 (the "Restated Articles").

3. The following Section 5 shall be added to Article IV of the Restated Articles, stating the following:

> 5. "Effective upon the filing of these Articles of Amendment (the "Effective Time"), every ten (10) shares of the Corporation's Common Stock then issued and outstanding shall automatically, and without any action of the Corporation or any holder thereof, be combined, converted, and changed into one (1) validly issued and non-assessable share of Common Stock without any change of the par value per share or the total authorized number of shares of capital stock the Corporation is authorized to issue. No fractional shares shall be issued, and in lieu of issuing any such fractional shares, fractional shares resulting from the Reverse Stock Split will be rounded down to the nearest whole share of Common Stock, provided further, that shareholders who would otherwise be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the ratio of the Reverse Stock Split will receive a cash payment (without interest and subject to applicable withholding taxes) in an amount per share equal to the closing price per share of Common Stock on Nasdaq on the trading day immediately preceding the Effective Time."

4. All other provisions of the Restated Articles shall remain unchanged.

5. These Articles of Amendment to the Restated Articles were approved on March 24, 2023, and April 17, 2023, by resolutions of the Board of Directors, acting by unanimous written consent,

and on March 24, 2023, by written consent of holders of a majority of voting capital stock of the Corporation, in lieu of a meeting, in accordance with Section 67(1) of BCA and the Restated Articles.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on this 25 April , 2023.

孙磊 Sun Lei (CEO)

____

Sun Lei
Chief Executive Officer